SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                          (Amendment No. _________)(1)



                                 Sequenom, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   817337 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]  Rule 13d-1(b)

                  [ ]  Rule 13d-1(c)

                  [x]  Rule 13d-1(d)


--------
         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP No.  817377 10 8              13G                        Page 2 of 6 Pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS  (ENTITIES ONLY)

         Dr. Hubert Koster
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [ ]
         (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

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4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Germany
--------------------------------------------------------------------------------

                  5.       SOLE VOTING POWER         1,987,691
NUMBER OF
SHARES            --------------------------------------------------------------
BENEFICIALLY
OWNED BY          6.       SHARED VOTING POWER       0
EACH
REPORTING         --------------------------------------------------------------
PERSON WITH
                   7.       SOLE DISPOSITIVE POWER   1,987,691

                  --------------------------------------------------------------

                  8.       SHARED DISPOSITIVE POWER  0

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

         1,987,691
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         8.2%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No.  817377 10 8              13G                        Page 3 of 6 Pages


ITEM 1(a).  NAME OF ISSUER:

            Sequenom, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            11555 Sorrento Valley Rd.
            San Diego, CA 92121

ITEM 2(a).  NAME OF PERSON FILING:

            Dr. Hubert Koster

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Via delle Scuole 1
            CH-6900 Lugano-Cassarate
            Switzerland

ITEM 2(c).  CITIZENSHIP:

            Germany

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, $.001 par value per share

ITEM 2(e).  CUSIP NUMBER:

            817337 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

         (a)           [ ]  Broker or dealer registered under Section 15 of the
                            Exchange Act.

         (b)           [ ]  Bank as defined in Section 3(a)(6) of the Exchange
                            Act.

         (c)           [ ]  Insurance company as defined in Section 3(a)(19) of
                            the Exchange Act.

         (d)           [ ]  Investment company as defined in Section 8 of the
                            Investment Company Act.

         (e)           [ ]  An investment adviser in accordance with
                            Rule 13d-1(b)(1)(ii)(E).

         (f)           [ ]  An employee benefit plan or endowment fund in
                            accordance with Rule 13d-1(b)(1)(ii)(F).
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CUSIP No.  817377 10 8              13G                        Page 4 of 6 Pages


         (g)           [ ]  A parent holding company or control person in
                            accordance with Rule 13d-1(b)(1)(ii)(G).

         (h)           [ ]  A savings association as defined in Section 3(b) of
                            the Federal Deposit Insurance Act.

         (i)           [ ]  A church plan that is excluded from the
                            definition of an investment company under Section 3(c)(14) of the Investment Company Act.

         (j)           [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                       N/A

ITEM 4.  OWNERSHIP:

         (a)           Amount beneficially owned:                      1,987,691

         (b)           Percent of class:                                    8.2%

         (c)           Number of shares as to which such person has:

                       (i)  Sole power to vote or to direct the vote:  1,987,691

                       (ii)  Shared power to vote or to direct the vote:       0

                       (iii)  Sole power to dispose or to direct the
                              disposition of:                          1,987,691

                       (iv)  Shared power to dispose or to direct the
                             disposition of:                                   0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of a class of securities, check the following [ ].

         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         N/A

ITEM 8.  IDENTIFICATION OF MEMBERS OF THE GROUP:

         N/A
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CUSIP No.  817377 10 8              13G                        Page 5 of 6 Pages


ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP:

         N/A

ITEM 10. CERTIFICATION:

         N/A

CUSIP No.  817377 10 8              13G                        Page 6 of 6 Pages



                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                January 31, 2001
                                             -----------------------------------
                                                        (Date)

                                                /s/ Dr. Hubert Koster
                                             -----------------------------------
                                                      (Signature)

                                                Dr. Hubert Koster/Stockholder
                                             -----------------------------------
                                                      (Name/Title)